HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes aportion of the prefunding, and is based off of rolled scheduled balances as of the 1101107 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV ) ratio in the case of second liens

Portfolio Summary

Total Number of Loans: 1,917

Total Outstanding Loan Balance ($): 462,131,862

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 464,934,790

Average Loan Current Balance ($): 241,070

:

Weighted Average Original LTV (%) *: 80.6

Weighted Average Coupon (%): 7.93

Arm Weighted Average Coupon (%): 7.92

Fixed Weighted Average Coupon (%): 8.05

Weighted Average Margin (%): 6.23

Weighted Average FICO (Non-Zero): 637

Weighted Average Age (Months): 3

:

% First Liens: 99.6

% Second Liens: 0.4

%Arms: 91.8

% Fixed: 8.2

% Interest Only: 0.0

% of Loans with Mortgage Insurance: 0.0

			Total	%		WA
Current Rate (%)		No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
		18	4,399,904	1.0	5.91	71.2	660
5.51	-6.00
6.01	- 6.50	56	15,438,021	3.3	6.38	74.7	659
6.51	- 7.00	206	53,250,508	11.5	6:87	78.1	654
7.01	- 7.50	365	85,779,727	18.6	7.34	78.6	654
7.51	-8.00	544	138,227,758	29.9	7.80	79.4	646
8.01	- 8.50	264	64,757,304	14.0	8.28	82.0	632
8.51	- 9.00	190	42,810,265	9.3	8.80	83.3	609
9.01	-9.50	116	29,947,177	6.5	9.26	86.0	601
9.51	-10.00	95	18,859,679	4.1	9.73	89.4	589
10.01 -10.50		24	5,235,452	1.1	10.29	83.4	559
10.51 -11.00		9	1,656,867	0.4	10.78	87.5	618
11.01 -11.50		2	234,873	0.1	11.31	95.2	533
11.51 -12.00		9	499,298	0.1	11.82	92.2	598
12.01 >=		19	1,035,028	0.2	12.46	99.5	585
Total:		1,917	462,131,862	100.0	7.93	80.6	637
Max: 13.50
Min: 5.74
Wgt Avg: 7.93

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans.	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 - 475 476 - 500 501 - 525 526 - 550 551 -575 576 - 600 601 - 625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800 801 - 825	5 7 39 91 137 178 310 444 340 180 97 54 25 6 4	531,475 1,037,627 8,246,219 20,554,137 32,754,329 41,461,822 70,827,766 105,759,370 87,902,466 44,791,771 24,908,517 13,970,663 6,493,538 1,672,316 1,219,847	0.1 0.2 1.8 4.4 7.1 9.0 15.3 22.9 19.0 9.7 5.4 3.0 1.4 0.4 0.3	8.95 9.61 9.02 8.82 8.40 8.46 7.96 7.78 7.75 7.51 7.54 7.54 7.53 7,42 7.86	87.2 70.8 73.5 79.0 79.0 82.0 81.5 80.8 80.3 79.5 82.1 81.6 83.7 82.4 79.8	463 496 514 541 564 588 613 640 662 688 711 736 761 784 809
Total:	1,917	462,131,862	100.0	7.93	80.6	637
Max: 816
Min: 458 Wgt Avg: 637

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	21	761,533	0.2	11.58	91.5	578
50,001 -100,000	143	11,781,890	2.5	8.57	81.9	617
100,001 -150,000	355	44,843,045	9.7	8.10	80.4	634
150,001 -200,000	377	66,153,179	14.3	7.89	80.4	636
200,001 - 250,000	305	68,664,544	14.9	7.86	79.7	632
250,001 -300,000	233	64,342,863	13.9	7.81	80.3	639
300,001 -350,000	143	46,005,831	10.0	7.89	81.3	638
350,001 -400,000	108	40,580,617	8.8	7.83	79.2	643
400,001 -450,000	85	36,391,244	7.9	7.94	81.6	637
450,001 - 500,000	56	26,718,108	5.8	7.66	80.6	651
500,001 - 550,000	26	13,594,272	2.9	8.02	79.0	631
550,001 - 600,000	24	13,796,191	3.0	8.01	843	634
600,001 - 650,000	15	9,498,359	2.1	7.96	80.4	642
650,001 - 700,000	12	8,123,495	1.8	8.01	81.8	663
700,001 - 750,000	8	5,883,554	1.3	8.49	81.0	611
750,001 - 800,000	3	2,337,980	0.5	8.63	82.5	639
800,001 - 850,000	1	816,414	0.2	9.63	95.0	602
850,001 - 900,000	1	879,764	0.2	7.85	80.0	662
950,001 -1,000,000	1	958,978	0.2	8.25	80.0	672
Total:	1,917	462,131,862	100.0	7.93	80.6	637
Max: 958,978.48
Min: 22,207.97
Avg: 241,070.35

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	21	3,678,189	0.8	7.63	42.4	600
50.1 - 55.0	12	2,926,215	0.6	7.01	53.5	599
55.1 -60.0	30	7,195,591	1.6	7.51	57.5	597
60.1 - 65.0	36	8,291,558	1.8	7.80	63.5	596
65.1 - 70.0	60	14,238,118	3.1	8.01	69.1	585
70.1 -75.0	276	65,311,236	14.1	7.56	74.7	641
75.1 -80.0	958	239,016,119	51.7	7.74	79.9	651
80.1 - 85.0	139	33,247,915	7.2	8.23	84.5	605
85.1 - 90.0	194	49,279,233	10.7	8.49	89.6	614
90.1 - 95.0	67	16,519,463	3.6	8.56	94.6	637
95.1 -100.0	124	22,428,225	4.9	9.18	100.0	642
Total:	1,917	462,131,862	100.0	7.93	80.6	637
Max: 100.0
Min: 15.7
Wgt Avg: 80.6

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	362	85,464,125	18.5	8.27	81.9	639
0.50	4	698,828	0.2	7.95	78.5	658
1.00	148	43,415,852	9.4	8.23	80.9	639
2.00	868	212,511,475	46.0	7.86	80.0	636
3.00	535	120,041,581	26.0	7.70	80.6	637
Total:	1,917	462,131,862	100.0	7.93	80.6	637

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	1,151	251,755,248	54.5	7.73	81.0	626
Reduced	335	95,268,258	20.6	8.10	80.4	661
Stated Income I Stated Assets	423	113,286,098	24.5	8.22	79.7	642
No Income / No Assets	8	1,822,259	0.4	7.23	82.1	686
Total:	1,917	462,131,862	100.0	7.93	80.6	637

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,861	450,152,482	97.4	7.92	80.5	636
Second Home	4	982,756	0.2	8.42	89.6	722
Investor	52	10,996,624	2.4	8.27	81.2	657
Total:	1,917	462,131,862	100.0	7.93	80.6	637

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	470	158,753,633	34.4	7.74	79.0	643
Florida	213	46,220,772	10.0	8.03	80.6	634
Washington	118	29,727,108	6.4	7.93	81.5	641
Nevada	99	25,089,716	5.4	7.84	80.0	628
Arizona	118	25,073,213	5.4	8.06	80.7	624
Colorado	97	18,108,351	3.9	7.69	82.1	646
New York	41	15,742,193	3.4	7.94	78.1	648
Oregon	70	13,762,171	3.0	7.64	80.0	658
llGnois	58	13,054,307	2.8	8.16	81.6	625
Maryland	52	11,838,771	2.6	7.77	81.9	627
New Jersey	39	11,830,024	2.6	8.28	80.8	639
Georgia	46	7,854,976	1.7	8.54	82.0	636
Virginia	41	7,658,594	1.7	7.93	79.1	609
Massachusetts	27	7,534,098	1.6	8.05	84.6	651
Minnesota	34	6,861,470	1.5	8.21	83.8	624
Other	394	63,022,462	134	8.22	83.2	628
Total:	1,917	462,131,862	100.0	7.93	80.6	637

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	1,029	243,744,674	52.7	7.86	81.1	658
Refinance -Rate Term	89	18,668,019	4.0	8.13	82.7	624
Refinance- Cashout	799	199,719,169	43.2	8.00	79.7	613
Total:	1,917	462,131,862	100.0	7.93	80.6	637

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28 - Balloon 40/30	673	170,634,763	36.9	8.19	81.2	620
Arm 2/28 - Balloon 45/30	435	107,739,485	23.3	7.71	79.1	658
Arm 2/28 -Balloon 50/30	80	25,467,028	5.5	7.56	80.2	657
Arm 2/28 -Dual 40/30	5	1,054,726	0.2	7.66	82.3	631
Arm 3/27 -Balloon 40/30	227	57,493,877	12.4	8.10	83.6	630
Arm 3/27 - Balloon 45/30	216	44,472,225	9.6	7.60	78.7	656
Arm 3127 - Balloon 50/30	23	7,620,804	1.6	7.51	81.1	649
Arm 5/25 -Balloon 40/30	19	4,944,280	1.1	7.10	76.3	638
Arm 5/25 -Balloon 45/30	17	3,456,678	0.7	7.36	77.6	675
Arm 5/25 - Balloon 50/30	4	817,787	0.2	7.12	66.2	590
Arm 7/23 - Balloon 45/30	3	615,922	0.1	7.01	76.5	684
Fixed Balloon 40/30	123	20,238,395	4.4	8.22	81.2	628
Fixed Balloon 45/30	85	15,407,766	3.3	7.97	80.4	620
Fixed Balloon 50/30	7	2,168,126	0.5	7.00	78.6	652
Total:	1,917	462,131,862	100.0	7.93	80.6	637

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	1,437	338,653,999	73.3	7.93	80.7	634
PUD	263	66,424,495	14.4	7.88	80.3	637
Condo	129	28,133,953	6.1	8.06	82.1	656
2 Family	68	21,483,445	4.6	7.95	79.1	656
3-4 Family	20	7,435,970	1.6	7.85	77.3	663
Total:	1,917	462,131,862	100.0	7.93	80.6	637

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01-4.00	29	7,674,870	1.8	6.52	76.7	645
4.01-4.50	44	13,063,173	3.1	6.86	78.2	654
4.51 - 5.00	99	25,025,325	5.9	7.05	77.4	642
5.01- 5.50	150	38,688,629	9.1	7.42	79.7	645
5.51 - 6.00	340	83,269,004	19.6	7.71	79.4	636
6.01 - 6.50	358	87,929,393	20.7	7.78	80.5	638
6.51- 7.00	384	96,000,813	22.6	8.14	81.0	642
7.01- 7.50	200	50,215,293	11.8	8.72	84.0	629
7.51- 8.00	81	17,875,912	4.2	9.34	83.4	622
8.01-8.50	12	3,339,123	0.8	9.42	80.9	596
8.51-9.00	5	1,236,034	0.3	10.08	88.3	660
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Max: 8.83
Min: 2.44 Wgt Avg: 6.23

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
10 - 12	6	1,354,355	0.3	7.80	75.8	593
13 -15	4	683,857	0.2	8.38	83.1	609
16 -18	46	12,259,435	2.9	7.75	80.4	632
19 - 21	582	152,719,546	36.0	7.85	79.5	654
22 - 24	556	137,980,586	32.5	8.11	81.5	617
25 - 27	6	1,226,875	0.3	7.78	79.3	592
28 - 30	19	5,781,953	1.4	7.77	79.7	625
31 -33	237	50,996,745	12.0	7.72	79.5	662
34 - 36	203	51,479,556	12.1	8.00	83.6	626
37 >=	43	9,834,667	2.3	7.19	75.9	650
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Max: 81 Min: 10 Wgt Avg: 25

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 -11.50	7	1,618,366	0.4	6.34	74.8	613
11.51 -12.00	24	5,892,418	1.4	6.18	76.8	648
12.01 -12.50	50	14,585,313	3.4	6.51	75.0	661
12.51 - 13.00	177	44,329,894	10.4	6.88	77.8	655
13.01 -13.50	313	72,804,922	17.2	7.34	78.9	658
13.51 - 14.00	485	125,317,980	29.5	7.79	79.4	648
14.01 -14.50	239	60,295,146	14.2	8.25	81.9	635
14.51 -15.00	178	42,829,980	10.1	8.63	83.0	613
15.01 -15.50	105	28,736,813	6.8	9.13	85.3	602
15.51 -16.00	82	16,887,019	4.0	9.63	37.6	587
16.01 -16.50	24	6,440,358	1.5	9.89	83.4	572
16.51 -17.00	14	3,399,195	0.8	9.98	92.4	591
17.01 -17.50	2	558,701	0.1	10.58	92.4	570
17.51 -18.00	2	621,467	0.1	11.11	70.8	631
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Max: 17.99
Min: 11.25 Wgt Avg: 13.95

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.51 -5.00	3	734,698	0.2	7.14	66.3	592
5.01 -5.50	3	606,152	0.1	8.45	74.7	615
5.51 - 6.00	26	6,211,049	1.5	6.70	74.2	653
6.01 -6.50	63	19,152,484	4.5	6.79	75.3	647
6.51 - 7.00	192	48,611,861	11.5	6.96	78.5	653
7.01 - 7.50	322	75,750,147	17.9	7.33	78.7	658
7.51 - 8.00	491	127,221,905	30.0	7.80	79.5	647
8.01 - 8.50	239	59,917,181	14.1	8.28	82.4	633
8.51 - 9.00	160	37,388,061	8.8	8.80	83.2	609
9.01 - 9.50	96	26,128,021	6.2	9.27	85.8	601
9.51 -10.00	80	16,323,969	3.8	9.73	89.9	587
10.01 - 10.50	18	4,571,405	1.1	10.29	84.9	561
10.51 -11.00	7	1,486,378	0.4	10.78	87.3	631
11.01 - 11.50	1	112,487	0.0	11.10	90.0	608
11.51 >=	1	101,776	0.0	11.75	65.8	564
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Max: 11.75
Min: 4.88 Wgt Avg: 7.87

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	11	3,142,395	0.7	9.02	78.0	594
2.00	40	10,911,564	2.6	7.47	80.1	638
3.00	1,651	410,263,615	96.7	7.92	80.6	638
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Wgt Avg: 2.96

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	1,663	410,252,743	96.7	7.90	80.6	639
1.50	13	3,680,199	0.9	8.98	78.6	594
2.00	26	10,384,632	2.4	8.21	81.3	603
Total:	1,702	424,317,574	100.0	7.92	80.6	638
Wgt Avg: 1.03

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,917	462,131,862	100.0	7.93	80.6	637
Total:	1,917	462,131,862	100.0	7.93	80.6	637